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                                                                     EXHIBIT 5.1

                             MORRISON & FOERSTER LLP
                              PALO ALTO, CALIFORNIA


                                 July 21, 2000

Informatica Corporation
3350 W. Bayshore Road
Palo Alto, CA 94303


Ladies and Gentlemen:

             We have examined the Registration Statement on Form S-8 to be filed by Informatica Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on July 24, 2000 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 769,528 shares of the Company's Common Stock reserved for issuance pursuant to the Company's 1999 Employee Stock Purchase Plan and 1,923,822 shares of the Company's Common Stock reserved for issuance pursuant to the Company's 1999 Stock Incentive Plan (the "Shares")

             As counsel to the Company, in connection with the Registration Statement, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

             Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

             We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       /s/ Morrison & Foerster LLP



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